EXHIBIT 21

Subsidiaries of Registrant

Name State of Incorporation
The Savannah Bank, National Association United States (National Charter)

Bryan Bank & Trust Georgia

Harbourside Community Bank, FSB                United States (OTS Charter)

Nonconsolidated subsidiaries:
SAVB Properties, LLC                          Georgia

SAVB Capital Trust 1                         Delaware

SAVB Capital Trust 2                         Delaware